The Growth Fund of America

February 28, 2018

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K1 and 48K2, 72DD1 and 72DD2, 73A1 and 73A2, 74A-T, 74U1 and74U2, and 74V1 and 74V2, 75B complete answers are as follows:

Item 48K1 and K2

Step	Asset Value (000's omitted)
K1) Maximum Asset value	$210,000,000
K2) Maximum Fee Rate	0.233

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$405,185
Class B	$-
Class C	$-
Class T*	$-
Class F-1	$32,562
Class F-2	$123,477
Class F-3	$26,607
Total	$587,831
Class 529-A	$36,558
Class 529-B	$-
Class 529-C	$2
Class 529-E	$642
Class 529-T*	$-
Class 529-F-1	$2,080
Class R-1	$-
Class R-2	$-
Class R-2E	$245
Class R-3	$9,591
Class R-4	$36,447
Class R-5	$26,710
Class R-5E	$339
Class R-6	$193,302
Total	$305,916

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2500
Class B	$-
Class C	$-
Class T	$0.3657
Class F-1	$0.2006
Class F-2	$0.3574
Class F-3	$0.4111
Class 529-A	$0.2330
Class 529-B	$-
Class 529-C	$-
Class 529-E	$0.1037
Class 529-T	$0.3498
Class 529-F-1	$0.3313
Class R-1	$-
Class R-2	$-
Class R-2E	$0.0999
Class R-3	$0.0745
Class R-4	$0.2257
Class R-5E	$0.3608
Class R-5	$0.3755
Class R-6	$0.4042

Item 74A through 74T
Condensed balance sheet data: (in thousands except per share amounts)

As of the end of current reporting period (000's omitted except for per share amounts)
A) Cash	$1,087
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$14,486,702
D) Long - term debt securities including convertible debt	$212,629
E) Preferred, convertible preferred, and adjustable rate preferred stock	$630,210
F) Common Stock	$169,619,018
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$279,555
J) Receivables from portfolio instruments sold	$230,369
K) Receivables from affiliated persons	$0
L) Other receivables	$333,381
M) All other assets	$3,791
N) Total assets	$185,796,742
O) Payables for portfolio instruments purchased	$273,293
P) Amounts owed to affiliated persons	$100,725
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$0
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$268,534
S) Senior equity	$0
T) Net Assets of Common shareholders	$185,154,190

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,699,263
Class B	-
Class C	102,150
Class T*	-
Class F-1	167,182
Class F-2	365,901
Class F-3	75,331
Total	2,409,827
Class 529-A	166,424
Class 529-B	-
Class 529-C	26,028
Class 529-E	6,608
Class 529-T*	-
Class 529-F-1	6,697
Class R-1	9,054
Class R-2	45,363
Class R-2E	2,779
Class R-3	131,873
Class R-4	162,481
Class R-5	70,979
Class R-5E	2,899
Class R-6	531,163
Total	1,162,348

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$52.12
Class B	$-
Class C	$48.28
Class T	$52.09
Class F-1	$51.77
Class F-2	$52.01
Class F-3	$52.13
Class 529-A	$51.57
Class 529-B	$-
Class 529-C	$48.43
Class 529-E	$51.05
Class 529-T	$52.08
Class 529-F-1	$51.47
Class R-1	$49.01
Class R-2	$49.51
Class R-2E	$51.22
Class R-3	$51.13
Class R-4	$51.64
Class R-5E	$51.76
Class R-5	$52.09
Class R-6	$52.16

Item 75
Average net assets during the current reporting period ($000)

B) Monthly average (for all other funds)	$177,099,645

* Amount less than one thousand